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As filed with the Securities and Exchange Commission on May 22, 2002

Registration No. 333-29657

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AQUILA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	44-0541877
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 West Ninth Street
Kansas City, Missouri 64105-1711
(816) 421-6600
(Address and telephone number of registrant's principal executive offices)

LESLIE J. PARRETTE, JR., ESQ.
SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
AQUILA, INC.
20 WEST NINTH STREET
KANSAS CITY, MISSOURI 64105
(816) 421-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH COPIES TO:

TRACY D. MACKEY, ESQ.
BLACKWELL SANDERS PEPER MARTIN LLP
2300 MAIN STREET, SUITE 1100
KANSAS CITY, MISSOURI 64108
(816) 983-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box.	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.	☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion dated May 21, 2002

Prospectus

AQUILA, INC.

Dividend Reinvestment and Common Stock Purchase Plan

7,500,000 Shares of Common Stock
(Par Value $1.00 Per Share)

        We are offering you the opportunity to participate in our Dividend Reinvestment and Common Stock Purchase Plan. The Plan is a convenient way for you to:

  •
  Purchase shares of Aquila's common stock.

  •
  Reinvest all or some of your cash dividends in additional shares at a 5% discount (subject to change).

  •
  Deposit your stock certificates for safekeeping.

  •
  Direct deposit of dividends into a designated bank account.

        The Plan is an amendment and restatement of UtiliCorp United's Dividend Reinvestment and Common Stock Purchase Plan. This prospectus reflects the name change from UtiliCorp United Inc. to Aquila, Inc. and certain other administrative changes to the Plan that will be effective for dividends paid or cash investments made on or after July 1, 2002. If you are enrolled in the UtiliCorp Dividend Reinvestment and Common Stock Purchase Plan your enrollment will continue uninterrupted in the Aquila Plan.

        The Plan is administered by UMB Bank, n.a. For optional cash purchases of Aquila shares the Plan administrator may buy shares of common stock on the open market (New York Stock Exchange) or directly from Aquila. Aquila shares purchased on the open market will be priced at the weighted average price per share of all shares purchased for that investment period plus a nominal purchase fee (currently $1 per investment) and an additional brokerage commission fee (currently $.04-$.10 per share depending on volume of share purchases) (see Question 12). For shares purchased directly from Aquila, the price will be the average of the high and low prices of the common stock for the date on which shares were actually purchased as reported on the New York Stock Exchange plus a nominal purchase fee (currently $1 per investment). Historically, Plan shares have been purchased from Aquila for optional cash investments.

        For dividend reinvestment purchases, the Plan administrator may purchase shares from Aquila or on the open market. If the Plan administrator purchases shares from Aquila or on the open market the purchase price per share of common stock purchased with reinvested dividends is currently 5% (subject to change) below the market price of the common stock (see Question 18). For open market purchases, the purchase price would also include the brokerage commission fee. Historically, Plan shares have been purchased from Aquila for dividend reinvestment purchases.

        We have registered 7,500,000 shares of our common stock (adjusted for the 3 for 2 stock split effective March 12, 1999) for sale under the Plan. You should keep this prospectus for future reference.

        Aquila common stock is traded on the New York, Pacific, and Toronto Stock Exchanges under the symbol "ILA". Prior to March 15, 2002, our company was named "UtiliCorp United Inc.", and traded on the New York Stock Exchange under the symbol "UCU". The closing price of the common stock on May     , 2002 on the New York Stock Exchange was $                  per share. Of the initial 7,500,000 shares reserved for issuance under the Plan, approximately            shares remain available for use under the Plan.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2002

AQUILA, INC.

        Aquila, Inc. is an international energy and risk management company, incorporated under the laws of the State of Delaware, which consists of wholesale energy marketing and trading, natural gas gathering, processing and storage, independent power projects, risk management, and electric and natural gas utility operations. Our activities are managed through two primary businesses: Aquila Merchant Services and the Global Networks Group. Aquila has its principal executive offices at 20 West Ninth Street, Kansas City, Missouri 64105, telephone number 800-487-6661. Our common stock is listed on the New York, Pacific and Toronto Stock Exchanges. The closing price of our common stock on                        , 2002, as shown by The Wall Street Journal, was $            .

USE OF PROCEEDS

        The proceeds from the sale of common shares purchased by the Plan administrator directly from Aquila will be applied to Aquila's general funds for repayment of short-term debt used for acquisitions, construction and/or for working capital and other corporate purposes. We will not receive any proceeds from purchases of common shares by the Plan administrator in the open market.

DESCRIPTION OF THE PLAN

The Plan

        This prospectus reflects recent amendments to the Plan, including (i) a change in the name of our company, (ii) a change in the Plan administrator, (iii) an expansion of the optional cash investment opportunities, and (iv) the provision of nominal fees for investments and if applicable, brokerage commissions on open market purchases. This prospectus updates our prior prospectus relating to the Plan to reflect these amendments and other changes to the Plan that will be effective for dividends payable and cash investments made on or after July 1, 2002.

        The following, in question and answer format, sets forth the provisions of and constitutes the Dividend Reinvestment and Common Stock Purchase Plan.

PURPOSE

1.    What is the Plan's purpose?

        The purpose of this Plan is to provide our current stockholders and other eligible investors in our common stock with a convenient method of investing cash dividends at a discount from market price (see Questions 16 - 20) and optional cash deposits in shares of our common stock (see Questions 9 - 12). The Plan is intended for the benefit of investors in Aquila and not for individuals or investors who engage in transactions which may cause aberrations in the pricing or trading volume of common stock. Nothing in this prospectus or other Plan information represents a recommendation by Aquila or anyone else that any person buy or sell Aquila common stock. We urge you to read this prospectus thoroughly before you make your independent investment decision regarding participation in the Plan.

        The value of Aquila shares may increase or decrease from time to time. There is no assurance whether, or at what rate, we will continue to pay dividends. Investment in shares held in the Plan is no different than such investment in directly held shares in that such participant bears all risk of loss that may result from market fluctuations in the price of common stock. Neither Aquila nor the Plan administrator can guarantee that shares purchased under the Plan will, at any particular time, be worth more than their purchase price. The Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity does not insure Plan accounts.

        Plan shares are subject to escheat to the state in which the participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the participant. Participants, therefore, should notify the Plan administrator promptly in writing of any change of address. Account statements and other communications to participants will be addressed to them at the last address of record provided by participant to the Plan administrator.

ADVANTAGES AND DISADVANTAGES

2.    What are the advantages of the Plan?

        Plan participants can:

  •
  automatically reinvest all or part of their common stock dividends in additional shares of common stock at a discount (currently 5% from market price);

  •
  invest additional cash on a weekly basis, subject to minimum and maximum investments, in shares of common stock;

  •
  fully invest cash dividends in additional common stock because fractional shares can be credited to participants' accounts;

  •
  pay only nominal brokerage fees for shares purchased on the open market;

  •
  pay a minimal fee per transaction (currently $1) for optional cash investments;

  •
  avoid safekeeping and record-keeping costs through the free custodial service and periodic reporting provisions of the Plan.

3.    What are the disadvantages of the Plan?

  •
  No interest will be paid on dividends or optional cash deposits held pending investment or reinvestment.

  •
  If you send in a payment for an optional cash investment, the price of the common stock may go up or down before the purchase is made.

  •
  Discounts to the market price on dividend reinvestments may result in additional taxable income to the Plan participant.

PARTICIPATION

4.    Who is eligible to participate?

        Any U.S. person or entity can participate in the Plan if they follow the steps described under "ENROLLMENT" below.

        If you wish to participate in the Plan and your shares are currently held in "street name" with a broker or other agent, you must instruct your broker or agent to transfer your shares into the Plan. Contact the Plan administrator for assistance.

        Persons who reside in jurisdictions in which it is unlawful for Aquila to permit their participation are not eligible to participate in the Plan.

        Regulations in certain countries may limit or prohibit participation in this type of plan. Therefore, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

        If you are enrolled in the UtiliCorp Dividend Reinvestment and Common Stock Purchase Plan your enrollment will continue uninterrupted in the Aquila Plan.

        We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible investors in order to eliminate practices which are not consistent with the purposes of the Plan.

ENROLLMENT

5.    How does a person or entity enroll in the Plan and become a participant?

        You need not already be an Aquila shareholder to participate in the Plan. You can purchase your first Aquila shares through the Plan by completing an Enrollment Form and making an initial minimum cash investment of at least $250. A nominal purchase fee (currently $1 per investment) will be deducted from this amount prior to investment. If shares are purchased on the open market, a brokerage commission (currently $.04-.10 per share, depending on the aggregate number of shares purchased by the Plan administrator on a given day) will be applicable.

        If you are already an Aquila shareholder, you can enroll by completing an Enrollment Form and sending it to the Plan administrator. You can also deposit your Aquila shares for safekeeping or reinvest all or some of your Aquila dividends in Aquila common stock.

        You can make purchases in various ways—by check, automatic deduction or dividend reinvestment. Your investment dollars (minus the $1 purchase fee on optional cash purchases) are fully used to purchase Aquila shares. If shares are purchased on the open market, a nominal brokerage commission (currently $.04-.10 per share) will be applicable.

6.    What does the Enrollment Form require?

        Read the prospectus carefully. If you are eligible and want to enroll in the Plan or if you are a current Plan participant and wish to change your Plan options, complete and sign an Enrollment Form and return it to the Plan administrator. You may obtain an Enrollment Form at anytime by written request to the Plan administrator or Aquila or by phone, at the addresses and phone numbers set forth under the heading "CONTACT INFORMATION." To participate in the Plan, you must elect to do one or more of the following on the Enrollment Form:

  •
  Deposit certificate(s) representing one or more shares with the Plan administrator for safekeeping.

  •
  Elect to reinvest cash dividends paid on Aquila shares in additional shares.

  •
  Make an initial cash investment or optional cash investment of at least $250 and no more than $10,000 unless a waiver is granted (see Question 8). A nominal purchase fee (currently $1) will be deducted from this amount prior to investment. If shares are purchased on the open market, a nominal broker commission (currently $.04-.10 per share) will be applicable.

        Other Available Options:

  •
  Automatic monthly deductions to purchase common stock

  •
  Direct deposit of dividends into a designated bank account

        After the Plan administrator approves your enrollment and receives your funds or securities, your participation in the Plan begins. Any changes to your Plan options will become effective upon acceptance by the Plan administrator.

7.    When may an eligible investor enroll in the Plan?

        Eligible investors may enroll in the Plan at any time. Once enrolled, participants remain enrolled until they discontinue their participation or until the Plan is terminated.

8.    When is a participant's enrollment in the Plan or change in investment options effective?

        For enrollment or a change in investment options to be effective with respect to a particular dividend, an Enrollment Form must be received by the Plan administrator on or before the record date established for such dividend. The reinvestment of dividends will begin on the next dividend payment date after the dividend record date immediately following receipt of your Enrollment Form by the Plan administrator. An investor may also enroll in the Plan through delivery of an Enrollment Form and an optional cash deposit.

        Funds received for the initial and optional cash purchase of Aquila common stock are normally invested no later than five business days after receipt of the optional cash payment, but in no event later than 30 days after such receipt. See Question 13 for a discussion of automatic monthly investments. No interest is paid on funds held by the Plan administrator pending investment. All investments must be in U.S. dollars and are subject to collection by the Plan administrator of full face value.

INITIAL AND OPTIONAL CASH INVESTMENTS

9.    How may an eligible investor make a cash investment?

        Whether or not you are an Aquila shareholder, you may enroll in the Plan by making an initial investment of at least $250 and no more than $10,000 (unless a waiver is granted). A nominal purchase fee (currently $1) will be deducted from your funds prior to your initial investment. If shares are purchased on the open market, an additional nominal brokerage commission (currently $.04-.10 per share) will be applicable.

        After you enroll, you can make weekly optional cash investments in any amount from a minimum of $50 per week to a maximum per month of $10,000 (subject to waiver), less the nominal purchase fee (currently $1). Optional investments of less than $50 and that portion of any optional investment which exceeds the maximum monthly purchase limit are subject to return, without interest. Additionally, you may choose to have a monthly amount deducted from a designated bank account to purchase shares (see Question 13). You have no obligation to make optional investments.

        You can make your investments by personal check or money order payable to "UMB Bank-Aquila." Return your payment to the Plan administrator at the address listed in Question 28 with a completed Enrollment Form or the tear-off Remittance Form included with your statement of account. Do Not Send Cash.

10.  When is a Request for Waiver required?

        Participants may make optional cash deposits of up to $10,000 each month without the prior approval of the company. Optional cash deposits in excess of $10,000 may be made by a participant only upon acceptance by Aquila of a written Request for Waiver from such participant. Such prior acceptance of a Request for Waiver, with respect to the amount of the optional cash deposit, must be obtained at least five business days prior to the next purchase date by the Plan administrator.

        You may contact Aquila directly at the address listed under the heading "CONTACT INFORMATION" to receive a Request for Waiver form.

        Requests for Waiver will be considered on the basis of a variety of factors, which may include our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for common stock and our other securities, general economic and market conditions, expected aberrations in the price or trading volume of our securities, the number of shares of common stock held by the participant submitting the Request for Waiver, the aggregate amount of optional cash deposits for which such Requests for Waiver have been submitted and the administrative implications associated with granting such Requests for Waiver. Grants of Waivers will be made in our sole and absolute discretion.

11.  When will initial or optional cash investments be made?

        The initial and optional cash investments are made once per week. Funds received for the initial and optional cash purchase of Aquila common stock are normally invested no later than five business days after receipt. UMB Bank will determine the actual investment date for initial and optional cash investments. No interest is paid on funds held by the Plan administrator pending investment. All investments must be in U.S. dollars and are subject to collection by the administrator of full face value.

        The Plan administrator will try to purchase shares no later than five business days after the investment date or as soon as practicable, but will not purchase shares later than 30 days after the investment date.

        There is a $20 charge for each check, electronic funds transfer, or other investment that is rejected due to insufficient funds. When you enroll in the Plan, you authorize the Plan administrator to deduct this charge from your Plan account, if necessary.

12.  What is the price to purchase shares with an initial or optional cash investment?

        Plan shares will be purchased either (i) directly from Aquila as authorized but unissued shares, (ii) on the open market by the Plan administrator or its agent, or (iii) through a combination of (i) and (ii). Historically, Plan shares have been purchased from Aquila for optional cash investments.

        The price of any shares purchased from Aquila for an initial or optional cash purchase including automatic monthly investments (see Question 13) will be the average of the high and low sale prices as reported on the New York Stock Exchange on the transaction date, less the per transaction purchase fee (currently $1). Shares purchased on the open market for a particular investment period are credited to your Plan account at the weighted average price per share of all shares purchased for that investment period, less the purchase fee (currently $1). A nominal brokerage charge ($.04-.10 per purchased share) will also be applied to the purchase price.

        The Plan administrator may combine all participants' funds for the purpose of making purchases and may offset purchases of shares against sales of shares for the same investment period under the Plan, resulting in a net purchase or sale of shares.

        You do not have control or authority to direct the price or time at which common stock is purchased or sold for Plan accounts. Therefore, you bear market risk associated with fluctuations in the price of common stock.

AUTOMATIC MONTHLY INVESTMENTS

13.  Can the participant have funds automatically invested?

        You can automatically invest a specified amount (not less than $50 and no more than $10,000 per month) deducted directly from your U.S. bank account each month by completing the Automatic Monthly Deduction section on the Enrollment Form and returning it to the Plan administrator. Funds will be transferred from your account on the eleventh day of each month or the next business day if that day is not a business day. The Plan administrator will try to purchase shares no later than five business days after the funds transfer date or as soon as practicable, but not later than 30 days after such date. You can change or stop automatic monthly investments by completing and returning a new Automatic Monthly Deduction section on the Enrollment Form or by sending written notification to the Plan administrator. If the Plan administrator receives your instructions and authorization less than ten business days prior to the next scheduled purchase date, your automatic monthly investments will not begin, change or terminate until the following month.

DIVIDEND PAYMENT

14.  What dividend payment options are available?

  •
  Full Reinvestment—If you choose this option, all of your dividends will be reinvested to purchase additional shares of Aquila common stock.

  •
  Partial Reinvestment—You may reinvest dividends on a specific percentage of shares for an account. Dividends on remaining shares will be paid to you by cash or direct deposit.

  •
  Optional Cash Investment Only—All dividends will be paid to you in cash unless you direct otherwise.

15.  Can cash dividends be electronically deposited directly to a participant's bank account?

        Any cash dividend that is not being reinvested can be electronically deposited directly into your bank account if you complete the direct deposit section on the Enrollment Form and return it to the Plan administrator. You can change direct deposit account information or terminate direct deposit by sending written notice prior to the dividend record date to the Plan administrator. To be effective for a particular dividend period, the Plan administrator must receive your instructions fifteen calendar days prior to the record date for the dividend.

DIVIDEND REINVESTMENT

16.  What are the record dates and investment dates for dividend reinvestment purchases?

        For the reinvestment of dividends, the record date is the record date declared by the board of directors for such dividend. Likewise, the dividend payment date declared by the board of directors constitutes the date on which dividends will be reinvested except that if any such date falls on a date when the New York Stock Exchange is closed, the first day immediately following such date on which the New York Stock Exchange is open will be the purchase date. Dividends will be reinvested on the purchase date based on the average of the daily high and low sales prices (computed to four decimal places) of the common stock reported on the New York Stock Exchange for the last five trading days prior to the dividend payment date, less any applicable purchase price discount (see Question 17). In the past, record dates for quarterly dividends on the common stock have preceded the dividend payment dates by approximately three weeks. Dividend payments dates have historically been the 12th calendar day of March, June, September and December.

        There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates us to declare or pay any dividends. The Plan does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to be determined by the board of directors based upon our earnings, financial condition and other factors.

17.  What is the purchase price discount associated with the reinvestment of cash dividends?

        The purchase price for shares acquired through reinvestment of dividends may be reduced by a purchase price discount. The purchase price discount for the reinvestment of cash dividends is currently 5%. The purchase price discount is subject to change from time to time at our sole discretion. The purchase price discount is not expected to ever exceed 5%, but may be reduced to zero. We will notify the Plan administrator of any changes to the purchase price discount with respect to reinvestment of cash dividends at least 3 business days prior to the relevant record date. Neither Aquila nor the Plan administrator is required to provide any written notice to participants of changes to the purchase price discount, but current information regarding the purchase price discounts may be obtained by telephoning the Plan administrator toll-free at 866-235-0223 or Aquila at 800-487-6661.

18.  What will be my price per share to purchase shares with reinvested dividends?

        Your purchase price per share of common stock purchased with reinvested dividends is the average of the daily high and low sales prices, computed to four decimal places, of the common stock on the New York Stock Exchange for the last five trading days before the dividend payment date, less the purchase price discount (currently 5%). We have historically paid dividends on the 12th calendar day of March, June, September and December.

19.  How will the number of shares purchased by dividends be determined?

        Dividend reinvestment accounts will be credited with the number of shares, including fractions computed to four decimal places, equal to the amount of dividends paid on the number of shares authorized by the enrollment form, divided by the purchase price per share, as calculated. There is no maximum number of shares that can be issued pursuant to dividend reinvestment.

        The Plan administrator will try to purchase shares no later than five business days after the dividend payment date or as soon as practicable, but not later than 30 days after the dividend payment date.

20.  What is the source of common stock purchased for dividend reinvestment under the Plan?

        Plan shares will be purchased either (i) directly from Aquila as authorized but unissued shares, (ii) on the open market by the Plan administrator or its agent, or (iii) through a combination of (i) and (ii). Historically, Plan shares have been purchased from Aquila for dividend reinvestment purchases.

SELLING PLAN SHARES

21.  How can a participant sell Plan shares?

        You can sell some or all of the shares held in your Plan account by completing the Remittance Form or by sending written instructions to the Plan administrator. Sales are processed within 2 business days of receipt. Sale proceeds, less a sale fee of $15 (subject to change) and the applicable brokerage commission deductions (currently $.04-.10 per share) and any withholding required by law, are paid by check. A request to sell all shares in your account will terminate your Plan account. You may also close your Plan account, withdraw your shares (see Question 25) and resell your shares in another manner outside the Plan.

CERTIFICATES AND SAFEKEEPING OF SHARES

22.  Can shares a participant already holds be deposited for safekeeping?

        Protect your Aquila stock certificates from loss, theft or damage by depositing your common stock certificates with the Plan administrator for safekeeping. To take advantage of this feature, send your share certificates to the Plan administrator by registered, insured mail along with a completed Certificate Deposit Form, or written instructions. Do not endorse your certificates.

        The Plan administrator will transfer your safekeeping shares into its name or the name of its nominee and deposit the shares in your Plan account in book-entry form. Safekeeping of your certificates will not affect your dividend reinvestment election.

23.  Will stock certificates be issued?

        The Plan administrator holds shares purchased through the Plan in safekeeping in book-entry form. You can request a certificate for all or some of your Plan shares by sending a written request to the Plan administrator. Certificates for fractional shares will not be issued. Instead, you will receive cash payment for any fractional share or you may request that your fractional shares continue to be held in book-entry form. The issuance of a certificate does not affect dividend reinvestment. You may not pledge shares of stock held in book-entry form by the Plan administrator in your Plan account as collateral for a loan or otherwise assign those shares.

TRANSFERRING SHARES

24.  Can shares be transferred to another person or entity?

        If a participant wishes to change the ownership of all or part of his or her Plan account through gift, private sale or otherwise, the participant may effect the transfer by mailing a properly completed and executed stock power form to the Plan administrator. Transfers of less than all of a participant's Plan account must be made in whole share amounts. No fraction of a share may be transferred. All transfers are subject to the requirement of a Medallion Signature Guarantee. Forms are available upon request from the Plan administrator.

        Shares transferred from a Plan account will continue to be held by the Plan administrator under the Plan. An account will be opened in the name of the transferee, if he or she is not already a Plan participant, and such transferee will automatically be enrolled in the Plan. All dividends on shares transferred to the transferee's Plan account will be reinvested under the terms of the Plan.

        The transferee will receive a statement showing the number of shares transferred to and held in the transferee's Plan account.

CLOSING A PLAN ACCOUNT

25.  How does a participant close a Plan account?

        You can close your Plan account at any time by sending written notification to the Plan administrator or by electing to sell or withdraw all shares on the Remittance Form. Electing to sell or withdraw all shares from your Plan account automatically terminates your Plan participation. If you close your Plan account by withdrawing all shares, the Plan administrator will issue you a certificate for all whole shares and the cash value of any fractional share will be paid to you by check.

        Instructions to close a Plan account after the record date for a quarterly dividend will be processed as soon as practicable after any dividend disbursement is allocated to your Plan account. After you close an account, you cannot make future investments through the Plan without re-enrolling.

        Aquila or the Plan administrator, on Aquila's behalf, has the right to deny, suspend or terminate your participation in the Plan on grounds of excessive enrollment and termination. This is intended to minimize administrative expense and encourage long-term investment.

INDIVIDUAL RETIREMENT ACCOUNT (IRA)

26.  May a participant set up an Individual Retirement Account (IRA)?

        Participants may establish a "self-directed, single investment" traditional or Roth IRA in Aquila's common stock. You can also roll over funds from other IRA investments into this account and may be eligible to make additional annual contributions. All dividends paid on common stock purchased for an IRA Plan account will be reinvested in additional shares of common stock. You may not choose to have your dividends paid directly to you. An annual administrative fee will be charged for maintaining an IRA Plan account. The annual fee will be deducted from your IRA Plan account at the beginning of each year for services provided in the previous year by cashing out any shares or fractions of shares sufficient to cover the amount of the fee. To get further information, an IRA Enrollment Form and an IRA Asset Transfer Form, contact the Plan administrator toll-free at 800-760-4727.

REPORTS

27.  What kind of reports will a participant receive?

        You will receive a statement of your account reflecting the amount invested, the purchase price, the number of shares purchased, deposited, sold, transferred, or withdrawn, the total number of shares accumulated and other information quarterly or whenever your account has a transaction activity. The quarterly statement consolidates all shares, certificated as well as book-entry shares. You should keep your statements for income tax and other purposes. If you need a replacement statement you should contact the administrator.

        All notices, statements and reports will be mailed to the latest address on record with the administrator. Address changes may be made in writing or by telephone to the administrator.

ADMINISTRATION

28.  Who is the Plan Administrator?

        UMB Bank administers the Plan. The Plan administrator serves as our transfer agent, registrar and dividend paying agent. In addition, the Plan administrator receives and invests all cash investments by participants, maintains participants' Plan account records, issues periodic account statements and performs other duties relating to the Plan. If you have questions about the Plan, you may contact the Plan administrator at:

        UMB Bank, n.a.
        Securities Transfer Division
        P.O. Box 410064
        Kansas City, MO 64141-0064
        Phone: (866) 235-0223 Toll-free
                      (816) 860-7891 International Callers
        Fax: (816) 860-3963

        We may adopt rules and regulations to facilitate administration of the Plan. We have the right to replace the Plan administrator at any time.

STOCK DIVIDENDS AND STOCK SPLITS

29.  How will shares be treated if Aquila issues a dividend payable in stock or declares a stock split?

        Stock dividends or split shares on your Plan shares will be credited to your Plan account. If you have elected partial dividend reinvestment, the Plan administrator will adjust your election so that you continue to reinvest cash dividends on approximately the same percentage of your Aquila shares prior to the split.

VOTING RIGHTS

30.  Will the Plan Administrator vote shares credited to a Plan account at stockholders' meetings?

        No. You can vote all whole and fractional shares of common stock held in your Plan account in person or by the proxy card sent to you. If you do not vote in person or by proxy, your shares will not be voted.

FEDERAL INCOME TAX CONSEQUENCES

31.  What are the income tax consequences of participation in the Plan?

        Aquila believes the following is an accurate summary of certain federal tax consequences of participation in the Plan as of the date of this prospectus. This summary is for general information only and may not reflect every possible situation resulting from participation in the Plan; therefore, participants should consult their own tax advisers to determine particular tax consequences, including state income tax consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction. This summary is based on current law and authorities, which are subject to change that may affect the tax consequences described below.

Treatment of Initial or Optional Cash Investments

        Shares of common stock purchased on the open market will have a cost basis equal to the purchase price per share, including brokerage commissions. Common stock purchased from Aquila will have a cost basis equal to the price paid for the shares. This will be the price at which the Plan administrator credits shares to your account. The holding period of such shares will begin on the day following the date on which the shares are acquired by the participant's account.

Treatment of Fully or Partially Reinvested Dividends

        As more fully described below, assuming that Aquila has sufficient earnings and profits, a participant in the Plan who fully or partially reinvests dividends in Aquila shares prusuant to the Plan will be considered to have received a dividend, taxable as ordinary income, equal to the sum of (i) any cash dividend retained, and (ii) the aggregate fair market value of the shares acquired through the reinvestment of dividends pursuant to the Plan on the date that the shares are acquired by the participant's account. The participant's basis in such shares initially will be the fair market value of such shares on such date. The holding period of such shares will begin on the day following such date.

        In general, the full amount of cash dividends paid to you by Aquila is considered taxable income whether received in cash or reinvested under the Plan. Participants in the Plan will also be treated for federal income tax purposes as having received, on the date the shares are acquired by the participant's account, a dividend in an amount equal to the fair market value of the shares acquired with reinvested dividends, less the net purchase price of such shares. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sale prices of shares on the date that the shares were acquired by the participant's account. It should be noted that the fair market value on the date that the shares are acquired by the participant's account is likely to differ from the purchase price (not including any purchase price discount) used to determine the number of shares acquired. (See Question 18)

        The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends. As used in this table, "Market Price" means the average of the daily high and low sales prices, computed to four decimal places, of the common stock on the New York Stock Exchange for the last five trading days before the dividend payment date.

Cash dividends reinvested		$100.00
Fair market value on the date that the shares are acquired by the participant's account*	$20.00
Market Price under Plan*	$19.00
Less 5% discount per share	(0.95)
Net purchase price per share	$18.05
Number of shares purchased ($100.00/$18.05)	5.540
Total taxable dividend resulting from transaction ($20.00 × 5.540)		$110.80
Total basis in shares		$110.80

*
These prices are assumed for illustrative purposes only, and will vary with the fair market value of the common stock.

        You will generally not realize gain or loss for the U.S. federal income tax purposes upon the withdrawal of shares in certificate form from the Plan, but will generally realize gain or loss on the sale of any whole or fractional shares.

        If your dividends are subject to U.S. backup withholding, the administrator will cause dividends, less the appropriate amount of tax required to be withheld, to be reinvested in common stock, or sent by check or direct deposit. The filing of any documentation to obtain a reduction in U.S. withholding tax is your responsibility. If you are subject to such withholding, you should contact your tax advisors or the Internal Revenue Service for information. Aquila cannot refund federal income tax withholding amounts.

        The above may not apply to certain participants in the Plan, such as tax-exempt entities (e.g., pension funds and IRA's) and foreign shareholders. These participants should consult their tax advisors concerning the tax consequences.

LIMITATION OF LIABILITY

32.  What are the responsibilities of Aquila and the Plan administrator under the Plan?

        Aquila, its directors, officers, employees, and the administrator and its representatives are not liable for anything done in good faith or good faith omissions in administering the Plan. This includes any claim of liability based on the prices or times at which shares are purchased or sold or any change in market price of shares or for the payment or amount of any future dividends on common stock. This is not a waiver of rights you may have under applicable securities laws.

SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

33.  May the Plan be suspended, modified or terminated?

        Aquila can change, suspend or terminate the Plan at any time, in whole or in part, or may terminate the participation of any participant. Aquila reserves the right to close your account if you do not own at least one whole book-entry or certificate share of record. In that case, notices will be mailed to your last known address, along with a check for the cash value of any fractional share.

        In the event that the Plan is terminated for the purpose of establishing another dividend reinvestment and common stock purchase plan, your account will be automatically enrolled in such other Plan and shares credited to your account will be credited automatically to such other Plans, unless notice to the contrary is received by the Plan administrator.

        Aquila and the Plan administrator also reserve the right to terminate any participation in the Plan at any time for any reason including, without limitation, trading, transactional profit activities or excessive enrollments and terminations which may cause excessive costs or aberrations in the price or trading volume of common stock.

PLAN INTERPRETATION

34.  How is the Plan interpreted?

        Any question of interpretation arising under the Plan will be determined by Aquila, and any such determination will be final. We may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of New York.

MISCELLANEOUS INFORMATION

Legal Opinions

        Certain legal matters with respect to the Common Stock offered hereby will be passed upon for Aquila by Blackwell Sanders Peper Martin LLP, Two Pershing Square, 2300 Main Street, Kansas City, Missouri 64108.

Experts

        The financial statements and schedules included in the Company's latest Annual Report on Form 10-K and Form 10-K/A, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, and have been so incorporated on the authority of such firm as experts in auditing and accounting.

CONTACT INFORMATION

To Contact Plan Administrator:

  UMB Bank, n.a.
  Securities Transfer Division
  P. O. Box 410064
  Kansas City, MO 64141-0064
  Telephone: (866) 235-0223 Toll-free
                      (816) 860-7891 International Callers
  Facsimile:    (816) 860-3963
  Internet: http://www.umb.com Click on Business Services, then Shareholder Services

To Contact Aquila, Inc.:

  Aquila, Inc.
  Investor Relations
  P. O. Box 13287
  Kansas City, MO 64199-3287
  Telephone: (800) 487-6661 Toll-free
                      (816) 467-3579
  Facsimile: (816) 467-3435
  Information Line (888) 828-2000 Toll-free
  Internet: http://www.aquila.com Click on Investor Relations

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the Commission. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov. Our Internet address is http://www.aquila.com.

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  a.
  Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended on Form 10-K/A.

  b.
  Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2002.

  c.
  Current Reports on Form 8-K dated February 25, 2002, February 27, 2002 and March 15, 2002.

  d.
  The description of common stock contained in our Registration Statement on Form 8-B dated May 5, 1987 and the description of the preference stock purchase rights set forth in Registration Statement on Form 8-A dated March 4, 1997.

        You may request a copy of these filings, at no cost, by telephoning or writing to us at the following address:

                      Investor Relations
                      Aquila, Inc.
                      20 West Ninth Street
                      Kansas City, Missouri 64105
                      800-487-6661

        This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information contained in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to buy or sell any of these securities to any person in any State where it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus "or any sale made shall, under any circumstances, imply that information is accurate subsequent to the date of this prospectus.

Dividend Reinvestment and
Common Stock Purchase Plan

PROSPECTUS

May     , 2002

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The aggregate estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities registered by this registration statement are as follows (all amounts except the Commission's filing fee are estimated):

Securities and Exchange Commission registration fee	$41,100
Stock Exchange listing fees	34,000
Accounting fees and expenses	15,000
Printing fees	70,000
Legal fees and expenses	10,000
Transfer Agent, Registrar and Trustee fees	150,000
Total	$320,100

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law confers broad powers upon corporations incorporated in that state with respect to indemnification of any person against liabilities incurred by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other business entity. The provisions of Section 145 are not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

        The Certificate of Incorporation of the registrant contains a provision that eliminates the personal liability of the registrant's directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law.

        The registrant has a dual phase insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by the registrant, against loss (including expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of the registrant. The policy also reimburses the registrant for liability incurred in the indemnification of its directors and officers.

        The Bylaws of the registrant entitle officers and directors to be indemnified by the registrant against costs or expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with an action, suit or proceeding, including actions brought by or in the right of the registrant, to which such persons are made or threatened to be made a party, by reasons of their being a director or officer. Such right, however, may be made only as authorized by (i) a majority vote of a quorum of disinterested directors, or (ii) if such quorum is not obtainable or, if obtainable, a majority thereof so directs, by independent legal counsel, or (iii) by the stockholders of the registrant, upon a determination that the person seeking indemnification acted in good faith and in the manner that he or she reasonably believed to be in or not opposed to the registrant's best interest, or, if the action is criminal in nature, upon a determination that the person seeking indemnification had no reasonable cause to believe that such person's conduct was unlawful. This provision also requires the registrant, upon authorizations by the board of directors, to advance costs and expenses, including attorneys' fees, reasonably incurred in defending such actions; provided, that any person seeking such an advance must first provide the registrant with an undertaking to repay any amount as to which it may be determined such person is not entitled.

Item 16.    Exhibits.

Exhibit	Description
4(a)*	Certificate of Incorporation (Exhibit 3(a)(1) to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).
4(b)*	Bylaws (Exhibit 3.1 to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
4(c)*
Form of Rights Agreement between UtiliCorp United Inc. and First Chicago Trust Company of New York, as Rights Agent. (Exhibit 4 to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 1996).
4(d)*
Amendment to the Rights Agreement between Aquila, Inc. and UMB Bank, N.A., as successor Rights Agent dated March 15, 2002. (Exhibit 4(d) to Post-Effective Amendment No. 1 to Registration Statement No. 333-29657).
5*	Opinion of Blackwell Sanders Matheny Weary & Lombardi LLP (Exhibit 5 to Registration Statement No. 333-29657).
23(a)	Consent of Arthur Andersen LLP, Kansas City, Missouri.
23(b)*	Consent of Blackwell Sanders Matheny Weary & Lombardi LLP (included in Exhibit 5).
24*	Powers of Attorney (Exhibit 24 to Registration Statement No. 333-29657).

*
Incorporated by reference pursuant to Rule 411(c).

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)  To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as express in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement No. 333-29657 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 21, 2002.

AQUILA, INC.
By:	/s/ DAN STREEK Dan Streek Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below on May 21, 2002 by the following persons in the capacities indicated:

Signature	Title

/s/ RICHARD C. GREEN, JR. Richard C. Green, Jr.	Chairman of the Board
/s/ ROBERT K. GREEN* Robert K. Green	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ DAN STREEK Dan Streek	Chief Financial Officer (Principal Financial and Accounting Officer)
Richard C. Green, Jr.* Robert K. Green* John R. Baker* Irvine O. Hockaday* Stanley O. Ikenberry* Robert F. Jackson, Jr.* L. Patton Kline*	A majority of the Board of Directors
*By:	/s/ RICHARD C. GREEN, JR. Richard C. Green, Jr.	As attorney-in-fact for the above-named directors pursuant to powers of attorney duly executed by such persons

INDEX TO EXHIBITS

Exhibit	Description
4(a)*	Certificate of Incorporation (Exhibit 3(a)(1) to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).
4(b)*	Bylaws (Exhibit 3.1 to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
4(c)*
Form of Rights Agreement between UtiliCorp United Inc. and First Chicago Trust Company of New York, as Rights Agent. (Exhibit 4 to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 1996).
4(d)*
Amendment to the Rights Agreement between Aquila, Inc. and UMB Bank, N.A., as successor Rights Agent dated March 15, 2002. (Exhibit 4(d) to Post-Effective Amendment No. 1 to Registration Statement No. 333-29657).
5*	Opinion of Blackwell Sanders Matheny Weary & Lombardi LLP (Exhibit 5 to Registration Statement 333-29657)
23(a)	Consent of Arthur Andersen LLP, Kansas City, Missouri.
23(b)*	Consent of Blackwell Sanders Matheny Weary & Lombardi LLP (included in Exhibit 5).
24*	Powers of Attorney (Exhibit 24 to Registration Statement No. 333-29657).

*
Incorporated by reference pursuant to Rule 411(c).

QuickLinks

AQUILA, INC.
USE OF PROCEEDS
DESCRIPTION OF THE PLAN
PURPOSE
ADVANTAGES AND DISADVANTAGES
PARTICIPATION
ENROLLMENT
INITIAL AND OPTIONAL CASH INVESTMENTS
AUTOMATIC MONTHLY INVESTMENTS
DIVIDEND PAYMENT
DIVIDEND REINVESTMENT
SELLING PLAN SHARES
CERTIFICATES AND SAFEKEEPING OF SHARES
TRANSFERRING SHARES
CLOSING A PLAN ACCOUNT
INDIVIDUAL RETIREMENT ACCOUNT (IRA)
REPORTS
ADMINISTRATION
STOCK DIVIDENDS AND STOCK SPLITS
VOTING RIGHTS
FEDERAL INCOME TAX CONSEQUENCES
LIMITATION OF LIABILITY
SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN
PLAN INTERPRETATION
MISCELLANEOUS INFORMATION
CONTACT INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS